Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-141408 and 333-135119) pertaining to the Northstar Neuroscience, Inc. 2006 Performance Incentive Plan and 1999 Stock Option Plan and the Registration Statement (Form S-3 333-145944) pertaining to the registration of shares of common stock of Northstar Neuroscience, Inc. and in the related Prospectus, of our reports dated March 14, 2008 with respect to the financial statements of Northstar Neuroscience, Inc. and the effectiveness of internal control over financial reporting included in the Annual Report (Form 10-K) for the year ended December 31, 2007.

/S/ ERNST & YOUNG LLP

Seattle, Washington

March 14, 2008